Exhibit 99.1

Press Release
Investor Contact:
Ankit Hira
Solebury Strategic Communications for Bentley Systems
ir@bentley.com
1-610-458-2777

Media Contact:
Carey Mann
carey.mann@bentley.com
1-610-458-3170

Bentley Systems, Incorporated Declares Third Quarter 2022 Dividend

EXTON, Pa. – August 29, 2022 – Bentley Systems, Incorporated (Nasdaq: BSY), the infrastructure engineering software company, today announced that its Board of Directors declared a $0.03 per share dividend for the third quarter of 2022. The cash dividend is payable on September 14, 2022 to all stockholders of record of Class A and Class B common stock as of the close of business on September 8, 2022.
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About Bentley Systems
Bentley Systems (Nasdaq: BSY) is the infrastructure engineering software company. We provide innovative software to advance the world’s infrastructure – sustaining both the global economy and environment. Our industry-leading software solutions are used by professionals, and organizations of every size, for the design, construction, and operations of roads and bridges, rail and transit, water and wastewater, public works and utilities, buildings and campuses, mining, and industrial facilities. Our offerings include MicroStation-based applications for modeling and simulation, ProjectWise for project delivery, AssetWise for asset and network performance, Seequent’s leading geoprofessional software portfolio, and the iTwin platform for infrastructure digital twins. Bentley Systems employs more than 4,500 colleagues and generates annual revenues of approximately $1 billion in 186 countries. www.bentley.com

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a quarterly cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors. For example, macroeconomic conditions, pandemic consequences, a change in business needs including working capital, or a change in income tax law relating to dividends, could cause the company to decide not to pay a dividend in the future. A discussion of other risks and uncertainties is included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent filings.
© 2022 Bentley Systems, Incorporated. Bentley, the Bentley logo, AssetWise, iTwin, MicroStation, ProjectWise, and Seequent are either registered or unregistered trademarks or service marks of Bentley Systems, Incorporated or one of its direct or indirect wholly owned subsidiaries.